Exhibit 17

December 6, 2009

The Board of Stellar Resources Ltd.

Dear Sirs:

I hereby tender my resignation as a member of the Board of Directors and an Officer of Stellar Resources Ltd. to take effect immediately.

Sincerely,

“Lee Balak”